Exhibit 2.1

contribution agreement

This Contribution Agreement, dated as of April 30, 2021 (this “Agreement”) by and between HIGH POWER EXPLORATION INC., a corporation existing under the laws of the State of Delaware (the “Contributor”), and IVANHOE ELECTRIC INC., a corporation existing under the laws of the State of Delaware (the “Company”), and a wholly-owned subsidiary of the Contributor.

RECITALS:

WHEREAS, the Contributor was incorporated under the General Corporation Law of the State of Delaware on September 1, 2011;

WHEREAS, the Company was incorporated under the General Corporation Law of the State of Delaware on July 14, 2020;

WHEREAS, the Contributor is the owner of certain shares and other securities (the “Contributed Securities”) of the following corporations, as more particularly set out in Schedule “A” attached hereto:

(i)	HPX Hong Kong Holdings, a corporation existing under the laws of the British Virgin Islands (“Corporation I”);

(ii)	HPX TechCo Inc., a corporation existing under the laws of the British Virgin Islands (“Corporation II”);

(iii)	HPX BC Holdings Ltd., a corporation existing under the laws of the Province of British Columbia (“Corporation III”);

(iv)	Computational Geosciences Inc., a corporation existing under the laws of Canada (“Corporation IV”);

(v)	Cordoba Minerals Corp., a corporation existing under the laws of the Province of British Columbia (“Corporation V”);

(vi)	HPX Services USA Inc., a corporation existing under the laws of the State of Delaware (“Corporation VI”);

(vii)	Tintic Copper & Gold Inc., a corporation existing under the laws of the State of Utah (“Corporation VII”);

(viii)	Bitter Creek Exploration Inc., a corporation existing under the laws of the State of Arizona (“Corporation VIII”);

(ix)	Mesa Cobre Holding Corporation, a corporation existing under the laws of the State of Delaware (“Corporation IX”); and

(x)	Cascadia Mineral Claims Inc., a corporation existing under the laws of Oregon (“Corporation X”, and together with Corporation I, Corporation II and Corporation III, Corporation IV, Corporation V, Corporation VI, Corporation VII, Corporation VIII, Corporation IX, the “Corporations”, and each individually, a “Corporation”);

WHEREAS, the Contributor and the Company desire to enter into this Agreement in order that the Contributor contributes to the Company, and the Company acquires from the Contributor, certain assets of the Contributor and the Contributed Securities, all in exchange for the issuance of shares of Common Stock of the Company, following which the Company shall directly own the Contributed Securities and such assets.

NOW, THEREFORE, in consideration of the covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, hereby agree as follows:

ARTICLE I

CONTRIBUTED SECURITIES AND ASSETS

SECTION 1.01. Assets to be Contributed. Subject to the terms and conditions of this Agreement, effective as of the Effective Time (as defined below), the Contributor hereby conveys, transfers, assigns and contributes to the Company, its successor and assigns forever, free and clear of any liens, all of the Contributor’s right, title and interest in and to only certain of the properties and assets of the Contributor, being the following (collectively, the “Assets”):

(a) certain fixed assets, equipment, furniture and other items of tangible personal property of the Contributor, as more particularly set out in Schedule “B” attached hereto; and

(b) certain loans and advances of the Contributor and all correspondence with respect thereto (collectively, the “Loans and Advances”), as more particularly set out in Schedule “C” attached hereto.

SECTION 1.02. Contribution of Contributed Securities. Subject to the terms and conditions of this Agreement, the Contributor hereby conveys, transfers, assigns, contributes and delivers to the Company, its successors and assigns forever, the Contributed Securities (the “Contribution”). Concurrently with the execution and delivery of this Agreement, the Contributor shall cause each Corporation to (i) update its respective transfer register to reflect the transfer of such Corporation’s Contributed Securities from the Contributor to the Company, and (ii) if such Corporation’s Contributed Securities had been issued to the Contributor in certificated form, cancel the certificate representing such Corporation’s Contributed Securities that was issued to the Contributor (which the Contributor shall surrender to the Company on the date hereof) and issue a replacement certificate representing such Corporation’s Contributed Securities to and in the name of the Company.

SECTION 1.03. Transfer, Registration and Registered Holder Rights. The Company and the Contributor hereby agree that until the transfer register of each Corporation is formally updated to reflect the transfer and registration of such Corporation’s Contributed Securities from the Contributor to the Company, the Company shall cause the Contributor to, and the Contributor shall, take any and all such further action as may be required to be taken by it in order to give effect to any registered holder rights in respect of the Contribution and Contributed Securities.

SECTION 1.04. Beneficial Interest in the Contributed Securities. The Company and the Contributor hereby agree that the Company shall acquire all beneficial interest in the Contributed Securities pursuant to the Contribution as of the Effective Time (as defined below) notwithstanding the date and time that the transfer register of each Corporation is formally updated to register and reflect the transfer of such Corporation’s Contributed Securities from the Contributor to the Company might be subsequent to the Effective Time.

SECTION 1.05. Issuance of Issued Shares. The Company hereby agrees to and accepts (i) the contribution, assignment and transfer to it of the Assets, and (ii) the contribution, assignment and transfer to it of the Contributed Securities and, in consideration thereof, hereby agrees to issue 151,344,483 shares of Common Stock, $0.0001 par value per share, of the Company to the Contributor (the “Issued Shares”), free and clear of any liens or encumbrances (other than restrictions on transfer under applicable state and federal laws) (the “Issuance”). Upon the Issuance of the Issued Shares by the Company, the Issued Shares shall be duly authorized and validly issued, fully paid and non-assessable.

SECTION 1.06. Closing and Effective Time. The closing of the contribution of the Assets, the Contribution, the Issuance and the transactions relating thereto (the “Closing”), will occur on the date hereof and at such place and manner as the parties may agree by the electronic exchange of documents. Each of the transfer, assignment and contribution of the Assets, the Contribution and the Issuance shall be deemed to be effective at 12:01 a.m. (New York City time) on April 30, 2021 (the “Effective Time”). From and after the Effective Time, the Company shall be the sole record and beneficial owner of the Contributed Securities.

SECTION 1.07. Transfer Taxes. The Contributor shall pay all foreign and all U.S. federal, state and local sales, use, transfer, stamp duty, value-added or similar taxes that may be imposed in connection with the contribution, assignment, transfer and delivery of the Contributed Securities hereunder.

SECTION 1.08. No Recourse. Subject to representations made by the Contributor in this Agreement, the Contribution is made without recourse whatsoever to the Contributor and without representation or warranty of any kind or nature whatsoever by the Contributor.

SECTION 1.09. Contributor Deliverables. At the Closing, the Contributor will have delivered, or will have caused to be delivered, to the Company all of the following documents:

(a) a bill of sale, assignment and assumption agreement for the Assets (the “Bill of Sale”), executed by the Contributor; and

(b) such other documents relating to the transactions contemplated by this Agreement as the Company may reasonably request.

SECTION 1.10. Company Deliverables. At the Closing, the Company will have delivered, or will have caused to be delivered, to the Contributor all of the following documents:

(a) the Bill of Sale, executed by the Company; and

(b) such other documents relating to the transactions contemplated by this Agreement as the Contributor may reasonably request.

ARTICLE II

CORPORATION IV SPECIFIC MATTERS

SECTION 2.01. Corporation IV. The conveyance, transfer, assignment, contribution and delivery of the Contributed Securities of Corporation IV shall be subject to the following additional terms and conditions:

(a) The Company shall deliver a side letter to the settlement agreement among the Contributor, Corporation IV and NEXT Exploration Inc. and certain individuals, dated July 2, 2020 (the “Settlement Agreement”) agreeing to be bound by the Settlement Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

SECTION 3.01. Representations and Warranties of the Contributor. The Contributor represents and warrants to the Company as follows and acknowledges that the Company is relying on such representations and warranties in connection with the transactions contemplated by this Agreement.

(a) At the Effective Time, the Contributor is the sole owner of the Contributed Securities, free and clear of any liens or encumbrances. The Contributor has good and marketable title to the Contributed Securities and the right and authority to contribute, assign and transfer the Contributed Securities to the Company pursuant to this Agreement.

(b) At the Effective Time, except for the Company’s rights under this Agreement, no person has any contractual right or privilege for the purchase of any of the Assets, and the Contributor owns, with good and valid title thereto, all of the Assets.

(c) All Loans and Advances are (i) bona fide receivables incurred in the ordinary course of business, (ii) are properly reflected on the Contributor’s books and records and balance sheets in accordance with IFRS as historically applied by the Contributor, and (iii) are not subject to any counterclaim, or a claim for a chargeback, deduction, credit, set-off or other offset.

SECTION 3.02. Representations and Warranties of the Company. The Company represents and warrants to the Contributor as follows and acknowledges that the Contributor is relying on such representations and warranties in connection with the transfer and sale by the Contributor of the Assets and the Contribution.

(a) The Company is acquiring the Contributed Securities for its own account for investment purposes and not with a view to resale or distribution of the Contributed Securities in violation of U.S. securities laws.

ARTICLE IV

MISCELLANEOUS

SECTION 4.01. Further Assurances. Each party hereto shall execute, deliver, file and record, or cause to be executed, delivered, filed and recorded, such further agreements, instruments and other documents, and take, or cause to be taken, such further actions, as the other party hereto may reasonably request as being necessary or advisable to effect or evidence the transactions contemplated by this Agreement.

SECTION 4.02. Release. The Contributor hereby releases and discharges the Company from any and all actions, claims and demands that the Contributor may have now or in the future against the Company out of the foregoing, including but not limited to the Contribution, the transfer of Assets. The Company hereby releases and discharges the Contributor from any and all actions, claims and demands that the Company may have now or in the future against the Contributor out of the foregoing, including but not limited to the Contribution, the transfer of Assets.

SECTION 4.03. Successors and Assigns. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

SECTION 4.04. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will not invalidate the remaining provisions hereof and any such prohibitions or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 4.05. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict of law provisions or rule that would cause the application of the laws of any jurisdiction other than the State of Delaware.

SECTION 4.06. Entire Agreement; Counterparts. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any prior agreements or understandings, whether written or oral, that may have been made or entered into by the parties hereto with respect to the subject matter hereof. This Agreement may be executed in counterparts, each of which will be deemed to be an original and will together constitute one and the same instrument.

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Next page is the signature page.]

IN WITNESS WHEREOF, the Contributor and the Company have caused the execution and delivery of this Agreement as of the date first written above.

CONTRIBUTOR:

HIGH POWER EXPLORATION INC.

By:	/s/ Eric Finlayson
	Name:	Eric Finlayson
	Title:	President

COMPANY:

IVANHOE ELECTRIC INC.

By:	/s/ Eric Finlayson
	Name:	Eric Finlayson
	Title:	President

[Signature Page to Contribution Agreement]

SCHEDULE “A”

CONTRIBUTED SECURITIES

Corporation		Contributed Securities
I.	HPX Hong Kong Holdings	4,549 ordinary shares
II.	HPX TechCo Inc.	45,467.6931 ordinary shares
III.	HPX BC Holdings Ltd.	377,783 common shares
IV.	Computational Geosciences Inc.	13,700,000 common shares
V.	Cordoba Minerals Corp.	• 34,240,451 common shares
• Warrants to purchase 1,686,320 common shares, represented by certificate number 2020DEC001
VI.	HPX Services USA Inc.	2,044 common shares
VII.	Tintic Copper & Gold Inc.	500,001 common shares
VIII.	Bitter Creek Exploration Inc.	530,115 common shares
IX.	Mesa Cobre Holding Corporation	608,617 common shares
X.	Cascadia Mineral Claims Inc.	607,374 common shares

A - 1

SCHEDULE “B”

FIXED ASSETS

Please see attached.

B - 1

SCHEDULE “C”

LOANS AND ADVANCES

Description	Amount
Tintic Copper & Gold Inc. – Loan Receivable	US$ 22,499,856.30
Computational Geosciences Inc. – Loan Receivable	US$ 5,853,924.10
Global Mining Management Corporation - Advance	CA$ 883,000.00
Global Mining Services LLC - Advance	US$ 72,500.00

C - 1